SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated July 25, 2018 between
ETF SERIES SOLUTIONS
and
Defiance ETFs, LLC

Fund	Rate
Defiance Quantum ETF	0.40%
Defiance Connective Technologies ETF	0.30%
Defiance Drone and Modern Warfare ETF	0.69%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of July 10, 2025.
ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A

    By: /s/Noelle-Nadia A. Filali
     Name: Noelle-Nadia A. Filali
     Title: Assistant Secretary

    Defiance ETFs LLC

    By: /s/Jacob Ingram
     Name:     Jacob Ingram
     Title:     President